Exhibit 10.5

STANDARD RETAIL SPACE LEASE

THIS LEASE is made and entered into as of the 25th day of August, 2017, by and between 1014 PEPPER, INC., a Florida corporation (“Landlord”), and FLEXSHOPPER, LLC, a North Carolina limited liability company qualified to do business in the State of Florida (“Tenant”).

I
DEFINED TERMS

Section 1.1 Defined Terms.

A.	PREMISES: Store No. 4724, as identified on the Site Plan annexed hereto as Exhibit A and made a part hereof, which are deemed for all purposes hereunder to contain approximately 960 square feet, whose street address is 4724 Okeechobee Blvd., West Palm Beach, Florida 33417 (the “Premises”). The Premises are in that certain strip shopping center known as PEPPER TREE PLAZA (the “Shopping Center”).

B.	TERM: the Term shall be for a period of one (1) year commencing the date hereof and ending September 30, 2018 (the “Term”). Provided Tenant is not then in default in fulfilling any of the terms, covenants and conditions of this Lease, and provided further that Tenant gives written notice to Landlord of Tenant’s election to renew this Lease by certified mail, return receipt requested, no later than six (6) months before the expiration of the then applicable term of this Lease, Tenant shall have the option to renew this Lease for TWO (2) additional consecutive terms of THREE (3) years each upon the same terms, covenants and conditions of this Lease, except with respect to Rent, which shall be adjusted as provided in the last paragraph of Section 1.1(C).

C.	RENT: Rent shall equal the following:

From the date hereof to September 30, 2017 - $-0-.

October 1, 2017 to September 30, 2018 - $2,000.00 per month, plus applicable sales tax (which is currently 7%).

Effective October 1, 2018 and each October 1 thereafter until the expiration of the Lease, Tenant’s Rent payable under the Lease shall be adjusted upward by an amount equal to four percent (4%) of the prior year’s Rent (i.e., a fixed amount of 4%).

D.	USE: -Sales Center for FlexShopper returned or repossessed items-.

E.	TAX/INSURANCE: Tenant shall pay, as additional rent, its prorate share of any and all real estate taxes and assessments assessed against or insurance costs incurred by the Shopping Center over the amount of such real estate taxes and assessments assessed and insurance costs incurred in 2015, each calculated separately. It is expressly agreed between the parties that in addition to paying the sum due when billed the first time there is an increase in either such item, if Landlord so elects, Tenant will make monthly escrow payments to Landlord for future estimated increases. The escrow period may be reevaluated periodically by Landlord and shall be structured so that the entire amount of real estate taxes and assessments and the entire amount of insurance costs due and payable will be paid to Landlord in full one month before each such items is first due or payable. Failure to comply with the foregoing will be considered a breach of this Lease.

F.	OPERATING UNDER FOLLOWING BUSINESS NAME: -FlexShopper—

G.	SECURITY DEPOSIT and FIRST MONTHS’ RENT:

Security Deposit: -$4,280.00-

October 2017 Rent: -$2,140.00-

H.	NOTICE ADDRESS:

TO LANDLORD:	Samuel Susi, President
1014 Pepper, Inc.
7806 Charney Lane
Boca Raton, Florida 33496

TO TENANT:	H. Russell Heiser Jr.
Chief Financial Officer
FlexShopper Inc., Manager/Member 2700 N Military Trail, Suite 200
Boca Raton, FL 33431

I.	BROKER: -None-

Section 1.2 Shopping Center, Premises and Term. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises for the Term. Any access by Tenant to the Premises prior to the commencement of the Term shall be upon all of the terms, covenants and conditions of this Lease, including, but not limited to, the payment of rent and other charges.

Section 1.3 Estoppel Certificates. When requested by Landlord, Tenant shall promptly and without cost to Landlord execute, acknowledge and deliver to any person designated by Landlord a written estoppel certificate with respect to the Premises in form and substance prepared by Landlord,

Section 1.4 Quiet Enjoyment. Tenant, upon paying the rents herein reserved and performing and observing all of the other terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed, shall peaceably and quietly have, hold and enjoy the Premises during the Term, without interference of any person or entity claiming by, through or under Landlord, subject, nevertheless, to the terms of this Lease and to any mortgages, agreements and other encumbrances to which this Lease is subordinated and to all matters of title now or hereafter recorded in the public records or otherwise affecting title to the Shopping Center or any part thereof.

II.
RENT AND OTHER CHARGES

Section 2.1 Rent. Tenant shall pay to Landlord without previous demand therefor and without any setoff or deduction whatsoever, the Rent in equal monthly installments, in advance, on the first day of each and every calendar month throughout the Term, except that the first full installment of Rent shall be paid upon the execution of this Lease and, if the Term commences on a date other than the first day of a month, Tenant shall pay Landlord a pro-rata portion of such Rent, calculated on a thirty (30) day calendar month, upon the execution of this Lease.

Section 2.2 Sales Taxes. Tenant shall pay to Landlord each month, together with Tenant’s monthly installment of Rent, a sum equal to all taxes and other governmental impositions assessed upon the consideration to be received by Landlord for this Lease, including, but not limited to, sales taxes.

Section 2.3 Utilities. Tenant shall pay promptly, as and when the same become due and payable, all utilities which are separately metered, submetered or billed to the Premises, including, but not limited to, water and sewer, electricity and telephone charges. Tenant shall place all security deposits required for utility service. Landlord shall have no liability to Tenant for the quality, quantity, failure or disruption of any utility service, and in no event shall such disruption constitute constructive eviction or entitle Tenant to an abatement of rent or other charges.

As to utilities for which public utility companies might otherwise be a direct provider, Landlord may install, at Landlord’s expense, re-registering meters and Tenant shall pay to Landlord any and all charges shown to be due thereby (Landlord thereafter making returns to the proper public utility company or governmental unit), as long as Tenant is thereby charged the rates it would be charged for the same utilities if metered directly to the Premises by such companies or governmental units. Any of the aforesaid monthly charges due Landlord shall be due and payable at the same time that Rent is payable, or, if separately billed, within ten (10) days after billings therefor are rendered to Tenant.

Section 2.4 Trash; Dumpster; Debris. Tenant shall at all times keep the Premises and the exterior of Tenant’s Premises and the exterior of Tenant’s dumpster (if any), free of any and all materials, trash and debris, Tenant understanding and agreeing that nothing may be kept or stored outside of the Premises and that all trash generated from Tenant’s business must be properly disposed of within the Shopping Center’s trash dumpster. If any trash or other discarded materials are disposed of by Tenant or any other person working for Tenant anywhere else in the Shopping Center, Tenant shall be solely responsible for any additional costs incurred by Landlord in cleaning up and removing same.

Section 2.5 Personal Property Taxes. Tenant shall pay before delinquency all taxes assessed against Tenant’s fixtures, furnishings, leasehold, improvements, equipment and stock-in-trade placed in or on the Premises. Any such taxes paid by Landlord shall be due and payable from Tenant to Landlord within ten (10) days after billings therefor are rendered to Tenant.

III.

ACCEPTANCE OF PREMISES

Section 3.1 Tenant hereby accepts the Premises in their “AS IS” condition and without the necessity of any changes, additions or alterations by Landlord. Any other work within or in any way related to the Premises shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense, only after Landlord’s prior written approval, which approval shall not be unreasonably withheld.

Before commencing any work in the Premises, Tenant shall, at Tenant’s sole cost and expense, obtain from Landlord its preliminary design approval and, consistent therewith, prepare and submit to Landlord within such same period the required number of fully dimensioned and scaled plans and specifications prepared by Tenant’s architect licensed in the jurisdiction where the Premises are located, which plans and specifications (hereinafter called “Working Drawings”) shall include all of Tenant’s plans and specifications for the completion of the Premises (and which shall include all load and other calculations required by applicable code, and provide for all work which is described herein as being “Tenant’s Work”). The Working Drawings are subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once approved by Landlord in writing, the work reflected in the Working Drawings shall constitute “Tenant’s Work.”

IV.

COMMON AREAS; USE OF PREMISES

Section 4.1 Common Areas. All common areas and other common facilities of the Shopping Center (the “common areas”) shall be subject to the exclusive control and management of Landlord, expressly reserving to Landlord the right to make such changes to the common areas as Landlord shall deem desirable. Landlord hereby expressly reserves the right, from time to time to construct, maintain and operate lighting and other facilities, equipment and signs on all of the common areas; to police the same; to close temporarily all or any portion of the common areas for the purpose of making repairs or changes; to establish, modify and enforce rules and regulations with respect to the common areas and the use to be made thereof; and to grant individual tenants the right to conduct sales in the common areas. If the common areas are changed, Landlord shall not be subject to any liability therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of rent (or other charges), nor shall such change be deemed a constructive or actual eviction. Landlord reserves the right to grant to third persons the non-exclusive right to cross over and use in common with Landlord and all tenants of the Shopping Center the common areas.

Section 4.2 Use of Premises. Tenant agrees to use the Premises only for the permitted uses expressly set forth herein and for no other purpose. Tenant covenants that, during the Term, no part of the Premises or improvements thereon shall be used in any manner whatsoever for any purposes in violation of the laws, ordinances, regulations, or orders of the United States, or of the State, County, and/or City or other applicable governmental subdivisions where the Premises are located. Tenant shall comply with all such laws, ordinances, regulations and orders now in effect or hereafter enacted or passed during the Term insofar as the Premises and any signs of the Tenant are concerned including, but not limited to, zoning ordinances, building codes and fire codes, and shall make at Tenant’s own cost and expense all additions and alterations to the Premises ordered or required by such authorities. Tenant agrees to comply with all of the rules and regulations of the Fire Insurance Rating Organization having jurisdiction over the Premises.

Section 4.3 Additional Covenants of Tenant. Tenant’s use of the Premises and the common areas shall be subject at all times during the Term to those rules and regulations adopted by Landlord, not in conflict with any of the express provisions hereof, governing the use of the common areas, signs, exteriors of buildings, lighting and other matters affecting other tenants in and the general management and appearance of the Shopping Center. Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord. The present rules and regulations applicable to the Shopping Center are attached hereto and made a part hereof as Exhibit “B”.

Section 4.4 Signs, Awnings and Canopies. Landlord may erect and maintain such signs, awnings and canopies as it, in its sole discretion, may deem appropriate in the Shopping Center. Tenant may erect and maintain only such signs as Landlord may approve. Tenant shall submit to Landlord detailed drawings of its signs for review and approval by Landlord prior to erecting said signs on the Premises. Without limiting the generality of the foregoing, all of Tenant’s signs shall comply with Landlord’s sign criteria. Tenant shall keep insured and maintain such signs in good condition, repair and operating order (including, but not limited to, replacing any lights as needed) at all times. If any damage is done to Tenant’s signs, Tenant shall commence to repair same within five (5) days or Landlord may, at its option, repair same at Tenant’s expense.

Landlord has designated the roof parapet wall area as the location for Tenant’s main back-lit, illuminated sign. Tenant may also erect one or more interior signs. All signs shall meet Landlord’s sign criteria as to size (length, height and width), construction materials, style and type of lettering, color and the like. Within thirty (30) days of the execution of the Lease, Tenant shall deliver to Landlord, for Landlord’s approval, the plans and specifications (and, if requested by Landlord, color renderings) for Tenant’s sign. Landlord shall have the right to approve, comment, or reject any such sign. Once Landlord’s approval has been obtained, Tenant, at its sole cost and expense, shall cause its contractor to fabricate and erect such signs and Tenant shall thereafter maintain and repair same in a first class condition (including, but not limited to, replacing as soon as possible burned out or defective bulbs).

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NO LATER THAN OCTOBER 1, 2017, TENANT AGREES TO INSTALL ON THE BUILDING AT THE PREMISES, AN EXTERIOR SIGN APPROVED BY LANDLORD, IN COMPLIANCE WITH SECTION 4.4 OF THE LEASE. FAILURE TO COMPLY WITH THIS REQUIREMENT SHALL CONSTITUTE A DEFAULT UNDER THE LEASE, ENTITLING LANDLORD TO EXERCISE ALL REMEDIES AVAILABLE TO LANDLORD UNDER THIS LEASE FOR DEFAULT.

V.
INSURANCE REQUIRED OF TENANT

Section 5.1 Insurance Required of Tenant. Tenant shall maintain, at Tenant’s sole cost and expense, with a reputable and highly rated insurance company or companies licensed in Florida and reasonably acceptable to Landlord, (i) property insurance covering the Premises and each and every component thereof, and all the equipment and tangible personal property of Tenant, for an amount not less than its full insurable value on a replacement cost basis, with extended and broad form coverages, naming Landlord as an additional insured, and (ii) general comprehensive liability insurance, naming both Tenant and Landlord as insureds, with initial limits of not less than One Million Dollars ($1,000,000.00) as to personal injury or death, and One Hundred Thousand Dollars ($100,000.00) with respect to property damage. Evidence of such insurance shall be provided to Landlord by Tenant on or before the earlier of the commencement of the Term or Tenant’s entering the Premises for any purpose and shall be kept in force at all times thereafter.

Before undertaking any alteration, additions, improvements or construction, Tenant shall obtain at its expense a “builder’s risk” insurance policy insuring Tenant and Landlord against any liability which may arise on account of such proposed alterations, additions, improvements or construction on an occurrence basis with the minimum limits set forth herein.

VI.
REPAIRS AND MAINTENANCE

Section 6.1 Repairs by Landlord. Within a reasonable period of time after receipt of written notice from Tenant, Landlord shall make necessary structural repairs to the exterior walls (excluding windows, doors, plate glass, store fronts and signs); necessary repairs to the roof, foundations and load bearing items; plumbing, pipes and conduits located outside the Premises and/or in the common areas; and necessary repairs to sidewalks, parking areas and curbs. Landlord shall not be required to make any repairs where same were made necessary by any act or omission or negligence of Tenant, any subtenant or concessionaire of Tenant, or their respective employees, agents, invitees, licensees, visitors or contractors, or by fire or other casualty or condemnation.

Section 6.2 Repairs and Maintenance by Tenant. Tenant shall make and pay for all repairs to the Premises and all equipment and systems serving the Premises and shall replace all things which are necessary to keep the same in a good state of repair and operating order, such as (but not limited to) all fixtures, furnishings, lighting and store signs of Tenant. Without limiting the generality of the foregoing, Tenant shall maintain, replace and keep in good repair and operating order all air-conditioning, ventilating, plumbing, heating and electrical installations, ceilings, inside walls and carpeting and floor surfaces serving the Premises and all exterior entrances, glass and show-windows, partitions, doors, floor surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair, and in a reasonably satisfactory condition of cleanliness, including reasonably periodic painting of the Premises, and Tenant shall make such other necessary repairs in and to the Premises not specified above as being the responsibility of Landlord.

If (i) Tenant does not effect the foregoing repairs properly as required hereunder and to the reasonable satisfaction of Landlord, or (ii) Landlord, in the exercise of its sole discretion, determines that emergency repairs are necessary, or (iii) repairs or replacements to the Shopping Center and/or common areas or to the Premises are made necessary by any act or omission or negligence of Tenant, its agents, employees, subtenants, assignees, concessionaires, contractors, invitees, licensees or visitors, then in any of such events, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs, plus twenty percent (20%) for overhead, upon presentation of a bill therefor. Said bill shall include, among other thing, interest at 18% per annum from the date such repairs were billed by the contractor(s) making such repairs.

Section 6.3 Inspection. Landlord and its representatives shall have the right to enter the Premises at any time during normal business hours (and during other hours if an emergency situation should exist, as determined by Landlord), and from time to time (with or without giving notice), during the Term, for the purpose of conducting inspections therein.

VII.
ADDITIONS AND ALTERATIONS

Section 7.1 Additions and Alterations. Tenant shall make no changes, alterations or improvements without Landlord’s prior written consent. After receipt of such consent, but prior to commencement of any such work, Tenant shall obtain Landlord’s prior written approval of the plans and specifications therefor and shall cause Landlord’s bonding, insurance and contractor requirements to be satisfied. Any work done by Tenant under the provisions of this Section shall not interfere with the use by the other tenants of their premises in the Shopping Center. The interest of Landlord shall not be subject to liens for improvements to the Premises made by or on behalf of or at the direction of Tenant.

VIII.
DAMAGE, DESTRUCTION OR CONDEMNATION OF THE PREMISES

Section 8.1 Damage or Destruction.

(a) If all or any part of the Premises shall be damaged or destroyed by fire or other casualty insured under the standard fire insurance policy with approved standard extended coverage endorsement applicable to the Premises, Landlord shall, except as otherwise provided herein, repair and/or rebuild the same with reasonable diligence, but Landlord’s obligation hereunder shall be limited to the restoration of the Premises to their condition as of the date destruction, reasonable wear and tear excepted. Nothing hereinabove contained shall impose upon Landlord any liability or responsibility to repair, rebuild or replace any property belonging to Tenant. Even if the Premises shall become completely untenantable as a result of such damage or destruction, the Rent and other sums payable hereunder shall not abate (it being intended that Tenant obtain rent and/or business interruption insurance to cover such risk). Unless this Lease is terminated by Landlord, as hereinafter provided, Tenant shall repair, redecorate and refixture the Premises and restock the contents thereof in a manner and to at least a condition equal to that existing prior to its destruction or casualty, and the proceeds of all insurance carried by Tenant on its personal property, decorations, trade fixtures, furnishings, equipment and contents in the Premises shall be held in trust for such purpose.

(b)  Notwithstanding anything else to the contrary in this Section or elsewhere in this Lease, Landlord, at its sole option, may terminate this Lease on thirty (30) days written notice to Tenant given at any time after the occurrence of any of the following:

1.  The Premises and/or the Shopping Center shall be damaged or destroyed as a result of an occurrence which is not covered by Landlord’s insurance and/or sufficient proceeds are not made available to Landlord to cause reconstruction in full; or

2.  The Premises and/or the Shopping Center shall be damaged or destroyed and the cost to repair the same shall amount to more than twenty-five (25%) percent of the cost of replacement thereof; or

3.  The Shopping Center or common areas of the Shopping Center are damaged (whether or not the Premises are damaged) to such an extent that, in the judgment of Landlord, the Shopping Center cannot be operated as an economically viable unit.

(c)  Except to the extent specifically provided for in this Lease, none of the Rent and other sums payable by Tenant, nor any of Tenant’s other obligations under any provisions of this Lease, shall be affected by any damage to or destruction of the Premises by any cause whatsoever and Tenant hereby specifically waives all other rights it might otherwise have at law and in equity which are inconsistent herewith.

(d)  The term “cost of replacement” as used above shall be determined by the company or companies insuring Landlord against the casualty in question, or if there shall be no insurance, then by Landlord’s architect.

(e)  Tenant shall give to Landlord prompt written notice of any damage to or destruction of any portion of the Premises resulting from fire or other casualty.

Section 8.2 Condemnation. If the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, or conveyance shall be made in lieu thereof, this Lease shall terminate and expire as of the date of such taking, and the parties shall thereupon be released from all liability hereunder which accrues after the date of such taking.

In the event a portion of the Premises is appropriated or taken, the Premises shall be deemed reduced by the portion of space appropriated or taken, effective as of the date title thereto vests in the applicable authority, and, as of such date, the Rent payable hereunder shall be proportionately reduced. If requested by Landlord, Tenant shall execute such document(s) as Landlord may prepare to confirm the foregoing reductions in the Premises and the Rent.

All compensation awarded or paid upon such a total or partial taking of the Premises shall belong to and be the property of Landlord without any participation whatsoever by Tenant. Tenant shall take no acts which will in any way diminish Landlord’s recovery. Tenant shall have the right, however, to pursue and independent action for business interruption damages as long as same shall not diminish or adversely affect Landlord’s claims, in Landlord’s sole judgment.

IX.
SUBORDINATION

Section 9.1 Subordination. Landlord and Tenant agree that this Lease, automatically and without the necessity of any further documentation, is and shall be subject and subordinate at all times to all mortgages (in any amounts and all advances thereon) which may now or hereafter affect the real property of which the Premises form a part, and to all renewals, modifications, consolidations, participations, replacements and extensions thereof. Tenant agrees to attorn to any mortgagee who shall succeed to Landlord’s interest in this Lease upon request of such mortgagee. In confirmation of the foregoing, Tenant shall promptly upon request therefor by Landlord, and without charge therefor, execute such certifications and/or other documents as Landlord may require.

X.
DEFAULT

Section 10.1 Default. Tenant shall be in default hereunder if (a) Tenant fails to pay within five (5) days of when due, any Rent and any other sums due under this Lease or any other sums required to be paid by Tenant under this Lease; or (b) Tenant fails to observe and perform any of the other terms, covenants and conditions of this Lease and such default shall continue for more than fifteen (15) days after written notice from Landlord to Tenant. Landlord shall have all remedies available to Landlord at law and in equity in the event of Tenant’s default under this Lease, which remedies are cumulative and not mutually exclusive, including, but not limited to, the right of acceleration.

In the event of such default, Landlord may recover from Tenant damages computed in accordance with the following formula, in addition to its other remedies: (a) any unpaid Rent and other sums due under this Lease which have been earned at the time of such default or termination; plus (b) the unpaid Rent and other sums due under this Lease for the balance of the Term after the time of default, with increases in Rent and being computed by an inflation factor equal to four percent (4%) compounded annually; plus (c) any other amount necessary to compensate Landlord for all the detriment approximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of repairing the Leased Premises, brokerage fees, and attorneys’ fees and costs; plus (d) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Florida; plus (e) interest thereon at eighteen percent (18%) per annum.

If at any time during the Term there shall be filed by or against Tenant or any successor tenant then in possession or any guarantor of either under this Lease, in any court pursuant to any statute either of the United States or of any state, a petition (i) in bankruptcy, (ii) alleging insolvency, (iii) for reorganization, (iv) for the appointment of a receiver, (v) for an arrangement under any federal or state bankruptcy code, or (vi) for any similar creditor’s rights, Tenant shall be in immediate default hereunder without the necessity of any notice being given, and thereupon Tenant shall immediately quit and surrender the Premises to Landlord, but Tenant shall continue to be liable for the payment of rent and all other sums due hereunder. The duly-appointed trustee in bankruptcy of the debtor (the “Trustee”) may assume this Lease only after he undertakes the following: (a) cures any default, or provides adequate assurance that he will promptly cure such default; (b) compensates or provides adequate assurance that he will promptly compensate Landlord for any actual pecuniary loss resulting from such default; and (c) provides adequate assurance of future performance. Adequate assurance of future performance includes, but is not limited to, adequate assurance (1) of the source of rent and other considerations due under the Lease; (2) that assumption or assignment of the Lease will not breach any provisions, including, but not limited to, use or exclusivity provisions in any other lease, financing agreement, or master agreement relating to the Shopping Center of which the Premises are a part. To assign the Lease, the Trustee must first assume the Lease in accordance with the bankruptcy code and provide adequate assurance of future performance by the assignee, and must not be in default of any of the terms hereunder.

The failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not be deemed to be a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained except as may be expressly waived in writing.

The maintenance of any action or proceeding to recover possession of the Premises, or any installment or installments of rent or any other moneys that may be due or become due from Tenant to Landlord, shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Premises or of any other moneys that may be due or become due from Tenant. Any entry, re-entry or termination by Landlord shall not be deemed to absolve or discharge Tenant from liability hereunder.

Section 10.2 Landlord’s Default; Inability to Perform. In the event Landlord shall be in default hereunder in any respect, such default shall not give rise to any rights or remedies in Tenant unless and until such default shall continue for more than sixty (60) days after Landlord’s actual receipt of written notice thereof from Tenant (or, as to defaults not susceptible of being cured within such 60-day period, Landlord fails to commence the cure thereof within such period and thereafter diligently prosecute the same to completion). Further, if Landlord is delayed or prevented from performing any of its obligations under this Lease by reason of strike or labor troubles or any cause whatsoever beyond Landlord’s control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord.

Section 10.3 Attorney’s Fees and Costs. In the event of any arbitration or litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, in the arbitration and at both trial and appellate levels.

 XI.

OTHER PROVISIONS

Section 11.1 Definition and Liability of Landlord. The term “Landlord” as used in this Lease means only the owner or mortgagee in possession for the time being of the Shopping Center (or the managing agent of any such owner or mortgagee) so that in the event of the sale of the Shopping Center or an assignment of this Lease, or a demise of the Shopping Center, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord subsequently accruing.

It is specifically understood and agreed that Landlord shall have no personal liability in respect to any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease or if Landlord shall otherwise be liable to Tenant for any reason whatsoever, Tenant shall look solely to the interest of Landlord in the Premises for the satisfaction of Tenant’s remedies.

Section 11.2 Security Deposit. Tenant has deposited with Landlord as security for the performance by Tenant of the terms of this Lease the sum hereinabove set forth. Such sum shall be held by Landlord free of trust, and may be co-mingled with other (including Landlord’s own) funds, and Tenant shall not be entitled to receive the interest earned thereon, if any. Landlord may use or apply on Tenant’s behalf or retain (without liability for interest) during the Term the whole or any part of the security so deposited to the extent required for the payment of any rent or other sums as to which Tenant may be in default hereunder or for any sums which Landlord may expend by reason of Tenant’s default in respect of any of the terms of this Lease, including but not limited to any deficiency or damage incurred in reletting the Premises. Provided Tenant shall comply with all the terms of this Lease, such security shall be returned to Tenant upon termination of this Lease and after surrender of possession of the Premises to Landlord. In the event of a sale of the Shopping Center or assignment of this Lease by Landlord, Landlord shall have the right to transfer the security to its vendee or assignee, subject to Tenant’s aforesaid rights upon termination, and thereupon Landlord shall be released from any liability with respect to the return of such security to Tenant, such vendee or assignee to be solely responsible to Tenant therefor. Tenant shall not assign or encumber its interest in the security deposit, and neither Landlord nor its successors and assigns shall be bound by any attempted assignment or encumbrance thereof.

Section 11.3 Indemnity. Tenant agrees to indemnify and save Landlord harmless from and against any and all claims and demands for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising directly or indirectly, out of the business conducted in or the use and/or occupancy of the Premises or any part thereof, or arising directly or indirectly, from any act or omission of Tenant or any concessionaire or sub-tenant or their respective licensees, servants, agents, employees, contractors, invitees or licensees, and from and against any and all cost, expense and liabilities incurred in connection with any such claims and/or proceedings brought thereon. The comprehensive general liability coverage maintained by Tenant pursuant to this Lease shall specifically insure the contractual obligations of Tenant as set forth in this Section and/or as provided in this Lease.

Section 11.4 Property in Premises. All leasehold improvements, such as light fixtures and heating and air-conditioning equipment, are and shall remain the property of Landlord. All store fixtures or trade fixtures, signs, drapes and other items of property located within the Premises shall be subject at all times to Landlord’s lien for rent and other sums which may become due to Landlord under this Lease.

Tenant shall pay before delinquency all taxes assessed against Tenant’s fixtures, furnishings, leasehold, improvements, equipment and stock-in-trade placed in or on the Premises. Any such taxes paid by Landlord shall be due and payable from Tenant to Landlord within ten (10) days after billings therefor are rendered to Tenant.

Section 11.5 Damage to Property or Persons. All Tenant’s personal property of every kind of description which may at any time be in the Premises shall be at Tenant’s sole risk, or at the risk of those claiming under Tenant, and Landlord shall not be liable for any damage to said property or loss suffered by the business or occupation of Tenant caused in any manner whatsoever, including theft. Landlord shall not be liable for any injury or damage to persons or property or to the interior of the Premises or from the pipes, appliances, or plumbing works or from the roof, walls, glass frames, doors, street or subsurface or from any other place or by dampness of by any other cause of whatsoever nature. Landlord shall not be liable for any such injury or damage caused by other tenants or any person(s) either in the Premises or elsewhere in the Shopping Center, or by occupants of property adjacent to the Shopping Center, or by the public, or by operations in the construction of any private, public or quasi-public work. Landlord shall not be liable for any latent defect in construction. Landlord shall not be responsible for damage or loss of property of Tenant kept or stored on the Premises no matter how caused.

Section 11.6 Assignment or Subletting. Tenant shall make no assignment or subletting, nor shall Tenant enter into license or concession agreements or mortgage or hypothecate this Lease or Tenant’s interest in and to the Premises or any part thereof or permit any other party to conduct business or manage the Premises or control the operation thereof (hereinafter collectively referred to as “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. Any Transfer by Tenant in accordance with this Section shall be only for the purposes and use hereinabove specified and for no other purpose, and in no event shall any Transfer release for relieve Tenant from any obligations under this Lease. Any permitted transferee shall assume Tenant’s obligations hereunder and shall deliver to Landlord an assumption agreement in form satisfactory to Landlord within ten (10) days after the effective date of the assignment. Tenant agrees to pay Landlord’s attorney’s fees incurred in connection with the review and/or preparation of any documents in connection with any Transfer, and in the event of a Transfer for rentals in excess of those rentals reserved hereunder, Tenant shall pay all of such excess rent to Landlord.

If the Tenant is a corporation, partnership or other business entity, any change in the ownership (legal or equitable) of and/or (in the case of a corporation) in the power to vote fifty (50%) percent or more of the outstanding capital stock of Tenant, whether such change of ownership is by sale, assignment, operation of law or otherwise, shall be deemed a Transfer and shall be subject to the provisions of this Section.

Any attempted Transfer without Landlord’s consent shall not be binding upon Landlord, shall confer no rights upon any third person.

Section 11.7 Surrender of Premises and Holding Over. At the expiration of the tenancy hereby created, Tenant shall surrender the Premises in good, broom-clean condition, reasonable wear and tear excepted, and Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Tenant’s obligation to observe and perform this covenant shall survive the expiration or other termination of the Lease. If Tenant shall default in so surrendering the Premises, Tenant’s occupancy subsequent to such expiration, whether or not with the consent or acquiescence of Landlord, shall be deemed to be that of a tenancy at will and in no event from month to month or from year to year, and it shall be subject to all the terms, covenants and conditions of this Lease applicable thereto, except that Rent and other charges payable by Tenant hereunder shall be twice the amount payable in the last year of the Term, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over.

Prior to the expiration or sooner termination of this Lease, Tenant shall remove any and all trade fixtures, equipment and other items which Tenant may have installed, stored or left in the Premises or elsewhere in the Shopping Center, including, but not limited to, counters, shelving, showcases, chairs and movable machinery purchased or provided by Tenant and which are susceptible of being moved without damage to the building. Tenant shall repair any damage to the Premises caused by its removal of such fixtures and movables. In the event Tenant does not make such repairs, Tenant shall be liable for and agrees to pay Landlord’s costs and expenses in making such repairs, together with a sum equal to twenty (20%) percent of such costs and expenses to cover Landlord’s overhead in making such repairs for Tenant. Tenant shall not remove any plumbing or electrical fixtures or equipment, heating or air-conditioning equipment, floor coverings (including, but not limited to, wall to wall carpeting), walls or ceilings, all of which shall be deemed to constitute a part of the freehold and/or leasehold interest of Landlord, as set forth above, nor shall Tenant remove any fixtures or machinery that were furnished of paid for by Landlord (whether initially installed or replaced). If Tenant shall fail to remove its trade fixtures or other property as provided in this Section, such fixtures and other property not removed by Tenant shall be deemed abandoned by Tenant and at the option of Landlord shall become the property of Landlord, or at Landlord’s option may be removed by Landlord at Tenant’s expense plus twenty (20%) percent as hereinabove provided, or placed in storage at Tenant’s expense, or sold or otherwise disposed of, in which event the proceeds of such sale or other disposition shall belong to Landlord. The foregoing and all other obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.

Section 11.8 INTENTIONALLY OMITTED.

Section 11.9 Liens. The interest of Landlord shall not be subject to liens for improvements made by or on behalf of at the direction of Tenant. Tenant shall discharge any lien filed against the Shopping Center, and any part thereof, for work done or materials furnished with respect to the Premises by Tenant or at Tenant’s request within ten (10) days after such lien is filed. If Tenant fails to keep this covenant, in addition to any other remedies available to Landlord under this Lease or otherwise, Landlord may at its option discharge such lien, in which event Tenant agrees to pay Landlord a sum equal to the amount of the lien thus discharged plus Landlord’s internal administrative costs, reasonable attorney’s fees, expenses and damages thereby caused Landlord.

Section 11.10 Hazardous Materials and Environmental Laws; Indemnity. Without in any way limiting the generality of any of the other provisions of the Lease relating in any way to the following subject matter, it is hereby further agreed as follows:

Tenant represents and warrants to Landlord that Tenant has undertaken an appropriate inquiry into the existing condition of the Premises consistent with good commercial or customary practice in an effort to minimize liability with respect to substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, or other pollution under applicable federal, state, commonwealth, county, municipal, or local laws, ordinances, codes, rules, regulations or orders now or hereafter in effect (collectively referred to herein as “Hazardous Materials”). To the best of Tenant’s knowledge and except as otherwise disclosed to Landlord in writing, Tenant represents and warrants that the Premises are presently free from contamination by Hazardous Materials and that the Premises and the activities to be conducted thereon do not pose any hazard to human health or the environment or violate any applicable current federal, commonwealth, state, county, municipal, or local laws, ordinances, rules, codes, regulations, or orders pertaining to Hazardous Materials or industrial hygiene or environmental conditions (collectively referred to herein as “Environmental Laws”). Tenant shall not cause or permit the Premises to be used for the generation, handling, storage, transportation, disposal or release of any Hazardous Materials except as specifically exempted or permitted under applicable Environmental Laws (Tenant being solely responsible at its sole cost and expense to conform to any and all future changes in Environmental Laws, whether foreseen or unforeseen, and to take all direct, indirect, incidental and consequential actions required by any and all such future changes), and Tenant shall not cause or permit the Premises or any activities conducted thereon to be in violation of any current and/or future applicable Environmental Laws. Tenant agrees to indemnify, defend and hold Landlord (and Landlord’s partners, principals, affiliates, directors, officers, employees, mortgagees, ground lessors, heirs, successors and assigns, as applicable) harmless from and against any and all claims, losses, damages (including all foreseeable and unforeseeable consequential and incidental damages), liabilities, fines, penalties, charges, interest, administrative or judicial proceedings and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys’ fees and expenses at both trial and appellate levels), directly or indirectly resulting in whole or in part from the violation of any Environmental Laws applicable to the Premises or any activity conducted thereon, and from any use, generation, handling, storage, transportation, disposal or release of Hazardous Materials at or in connection with the Premises and Tenant’s use thereof, or any contamination, detoxification, closure, cleanup or other remedial measure required under any Environmental Laws. All sums paid and costs incurred by Landlord with respect to the foregoing matters shall be payable by Tenant as additional rent hereunder. This indemnity shall survive the full payment of all rents and other charges under this Lease and the expiration or earlier termination of this Lease, and shall inure to the benefit of Landlord and Landlord’s heirs, personal representatives, successors and assigns. To the extent available, Tenant shall carry and maintain at all times, in insurance companies approved by Landlord, environmental impact (or similar) insurances, naming Landlord, Landlord’s mortgagees and Landlord’s ground lessors, if any, as additional insureds.

Section 11.11 Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in the building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon which exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county or public health unit.

Section 11.12 Interest: Administrative Claims. All sums of any kinds and character not paid by Tenant on their due date shall bear interest at 18% per annum.

Unless otherwise provided specifically to the contrary herein, if Landlord advances any funds to cure any default by Tenant or performs any obligation on behalf of Tenant which requires an expenditure, Tenant shall be obligated to reimburse Landlord, immediately upon demand therefor, for all such advances and expenditures, together with an administrative/overhead charge equal to 20% of the amount thereof, plus interest thereon at 18% per annum from the date such funds are advanced or such expenditure is made.

Section 11.13 Late Payments. Should Tenant fail to pay within 5 days of when due any installment of Rent or any other sum payable to Landlord under the terms of this Lease, then, at Landlord’s option, a charge equal to five percent (5%) of the amount due shall be imposed to compensate Landlord for its administrative costs in dealing with such late payments.

Section 11.14 Consents. Unless otherwise expressly provided herein, any consent or approval of Landlord may be granted or withheld by Landlord in Landlord’s reasonable discretion.

Section 11.15 Waiver by Tenant. Tenant hereby expressly waives any and all rights of redemption conferred by statute or otherwise, and, with respect to any litigation arising out of this Lease, and to the extent permitted by law, Tenant waives the right to a trial by jury.

Section 11.16 Notices. Whenever notice shall or may be given to either of the parties by the other, each such notice shall be by registered or certified mail with return receipt requested, at the respective addresses of the parties as contained herein or to such other address as either party may from time to time designate in writing to the other, or, if to Tenant, such notice may also be mailed in the manner described above or delivered by hand at the Premises. Any notice under this Lease delivered by mail shall be deemed to have been given three (3) days after it is placed in the mails with sufficient postage prepaid.

Section 11.17 Broker. The parties each represent and warrant to the other that no real estate brokers, salesmen or finders are involved in this transaction except for the Broker listed in Section 1.1(H) hereof, to whom Landlord shall pay all commissions. In the event a claim for brokerage in connection with this transaction is made by any broker, salesman or finder, other than the Broker listed in Section 1.1(H) hereof, claiming to have dealt through or on behalf of one of the parties hereto (the “Indemnitor”), said Indemnitor shall indemnify, defend and hold the other party hereunder harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs) with respect to such claim for brokerage.

Section 11.18 No Recording. Tenant agrees not to record this Lease without the express written consent of Landlord.

Section 11.19 Entire and Binding Agreement; Survival. This Lease contains all of the agreements between the parties hereto, supersedes all prior and/or contemporaneous agreements and understandings and it may not be modified in any manner other than by an agreement in writing signed by all the parties hereto or their successors in interest. The terms, covenants, and conditions contained herein shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, personal representatives, successors and assigns, except as may be otherwise expressly provided in this Lease. Tenant acknowledges that neither Landlord nor any broker has made any representations to or agreements with Tenant which are not contained in this Lease.

All obligations of Tenant which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Lease shall survive such expiration or termination.

Section 11.20 Provisions Severable. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be determined by appropriate judicial authority to be illegal, invalid or unenforceable, the same shall be struck from this Lease as if never included herein; but the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 11.21 Captions. The captions contained herein are for convenience and reference only and shall not be deemed as part of this Lease or construed as in any manner limiting or amplifying the terms and provisions of this Lease to which they relate.

Section 11.22 Governing Law; Negotiated Agreement. This Lease shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Lease have participated fully in the negotiation and preparation hereof; and, accordingly, this Lease shall not be more strictly construed against any one of the parties hereto.

Section 11.23 Electronic Signature. Signature and/or delivery of this Lease by fax, email or other electronic method shall be binding on the parties hereto as if the same were signed and delivered by the parties with original signatures.

Landlord and Tenant have duly executed this Lease as of the day and year first above written, each acknowledging receipt of an executed copy thereof.

LANDLORD:

Witnesses as to Landlord Only:	1014 PEPPER, INC., a Florida corporation

/s/ Robert Susi	By:	/s/ Samuel Susi
Robert Susi		Samuel Susi, President

TENANT:

FLEXSHOPPER, LLC

	By:	Flexshopper Inc., Manager/Member

	By:	/s/ H. Russell Heiser
H. Russell Heiser, Chief Financial Officer

EXHIBIT A

A-1

EXHIBIT B

RULES AND REGULATIONS

1.1.1 All deliveries to or from the Premises shall be done only at such times, in the areas and through the entrances designated for such purposes by Landlord.

1.1.2 Merchandise shall not be displayed outside the Premises and the sidewalks and loading areas adjacent to the Premises, and the Premises and all such areas shall not be obstructed and shall be free from trash and any other obstructions. Tenant shall use any trash dumpster Landlord provides for the general use of Tenant or tenants in a designated area of the Shopping Center. All trash shall be deposited inside the dumpster.

1.1.3 No radio or television aerial or other device shall be erected on the roof or exterior walls of the Premises or the Shopping Center, and no roof, wall or other penetrations of any kind shall be made by, under the direction or with the actual or assumed knowledge of Tenant.

1.1.4 No loud speakers, televisions, phonographs, radios, tape players or other devices shall be used in a manner so as to be heard or seen outside the Premises, nor shall Tenant solicit business or distribute advertising or promotional material in the common areas.

1.1.5 The plumbing facilities shall not be used for any purpose other than that for which they are constructed; no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant. All grease traps (and all plumbing lines leading from such grease traps into the main sewer lines of the Shopping Center), if any, shall be installed, regularly cleaned and maintained by Tenant in accordance with applicable law and in accordance with Landlord’s requirements.

1.1.6 Tenant, at its expense, shall contract for termite and pest extermination services covering the Premises.

1.1.7 Tenant shall keep any display windows or signs in or on the Premises well lighted during such hours and days that the Shopping Center is lighted by Landlord, or as otherwise may be designated by Landlord.

1.1.8 Tenant shall keep and maintain the Premises (including, without limitation, exterior and interior portions of all windows, doors and all other glass) in a neat and clean condition.

1.1.9 Tenant shall take no action which would interfere with the business of Landlord or any other tenant or occupant in the Shopping Center or with the rights and privileges of any customer or other person(s) lawfully in and upon the Shopping Center.

1.1.10 Tenant shall pay before delinquency all license or permit fees and charges of a similar nature for the conduct of its business in the Premises.

1.1.11 Tenant shall not conduct or permit any fire, bankruptcy, auction or “going out of business” sale (whether real or fictitious) in the Premises, or utilize any unethical method of business operation.

1.1.12 Tenant shall not perform any act or carry on any practice which may damage, mar or deface the Premises or any other part of the Shopping Center.

1.1.13 Tenant shall not place a load on any floor in the Premises, or in any area of the Shopping Center, exceeding the floor load which such floor was designed to carry, nor shall Tenant install, operate or maintain therein any heavy item or equipment except in such manner as to achieve a proper distribution of weight.

B-1

1.1.14 Tenant shall not install, operate or maintain in the Premises or in any other area of the Shopping Center any electrical equipment which does not bear Underwriter’s Laboratory approval, or which would overload the electrical system or any part thereof beyond its capacity for proper and safe operation. No machine tow motor or gas or propane operated equipment shall be permitted.

1.1.15 Tenant shall not suffer, allow or permit any vibration, noise, light, odor or other effect to emanate from the Premises, or from any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort or convenience of Landlord or any of the other occupants of the Shopping Center or their customers, agents or invitees or any others lawfully in or upon the Shopping Center. Upon notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant agrees to forthwith remove or control the same.

1.1.16 Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Shopping Center and/or the neighborhood in which the Shopping Center is located.

1.1.17 Tenant shall not store, display, sell, or distribute any alcoholic beverages or any dangerous materials (including, without limitation, fireworks) unless specifically permitted by this Lease.

1.1.18 Tenant shall not use or occupy the Premises or do or permit anything to be done thereon in any manner which shall prevent Landlord and/or Tenant from obtaining at standard rates any insurance required or desired, or which would invalidate or increase the cost to Landlord of any existing insurance, or which might cause structural injury to the building, or which would constitute a public or private nuisance or which would violate any present or future laws, regulations, ordinances or requirements (ordinary or extraordinary, foreseen or unforeseen) of the federal, state county or municipal governments, or of any departments, subdivisions, bureaus or offices thereof, or of any other governmental, public or quasi-public authorities now existing or hereafter created having jurisdiction over the Premises or the Shopping Center.

1.1.19 Unless specifically permitted under the Lease, Tenant shall not operate on the Premises or in any part of the Shopping Center any coin or token operated vending machine or similar device (including, without limitation, pay telephones, pay lockers, pay toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes or other merchandise and/or commodities).

1.1.20 Tenant shall not modify, alter, improve, obstruct, or otherwise utilize for any purpose the common areas of the Shopping Center for any purpose whatsoever (including, but not limited to, the sale or display of Tenant’s merchandise, or the placing of signs or exhibits of any kind), provided that such portions may be used by Tenant, its employees and customers, if reasonably necessary for purposes of access and egress to and from the enclosed portions of the Premises.

B-2